Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 27, 2015, relating to the statements of assets, liabilities and partners’ capital, and the condensed schedule of investments of Sidoti Micro Cap Fund, L.P. as of December 31, 2014, and the related statements of operations, changes in partners’ capital and cash flows for the period from October 28, 2014 (commencement of operations) through December 31, 2014, and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ WithumSmith+Brown, PC.

New York, New York
May 1, 2015